Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 07:51 PM 06/09/2011 FILED 07:51 PM 06/09/2011 SRV 110708881 - 4995414 FILE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

PETROLOGISTICS LP

This Certificate of Limited Partnership of PetroLogistics LP (the “Partnership”), dated June 9, 2011, has been duly executed and is filed by PetroLogistics GP LLC, as general partner of the Partnership, pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

1.                                  Name. The name of the Partnership is PetroLogistics LP.

2.                                  Registered Office; Registered Agent. The address of the registered office of the Partnership, and the name and address of the registered agent for service of process on the Partnership, required to be maintained by Section 17-104 of the Act in the State of Delaware are: National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

3.                                  General Partner. The name and the business address of the sole general partner are:

PetroLogistics GP LLC

909 Fannin, Suite 2630

Houston, TX 77010

4.                                  Effectiveness. This Certificate of Limited Partnership shall become effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the Partnership, has duly executed this Certificate of Limited Partnership as of the date first written above.

PETROLOGISTICS GP LLC

By:	/s/ Sharon Spurlin
Name:	Sharon Spurlin
Title:	Authorized Person

[SIGNATURE PAGE TO CERTIFICATE OF LIMITED PARTNERSHIP OF PETROLOGISTICS LP]